June 30

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549-1004

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXHANGE ACT OF 1934

(Amendment No. )

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Filed by a Party other than the Registrant☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ARCBEST CORPORATION

(Name of Registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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8401 McClure Drive

Fort Smith AR 72916

479-785-6000

arcb.com

April 2, 2024

Dear Fellow ArcBest Stockholder:

On March 15, 2024, ArcBest Corporation filed a definitive proxy statement in connection with our 2024 Annual Meeting of Stockholders, scheduled to be held at 8:00 a.m. CDT on April 26, 2024. The annual meeting is rapidly approaching, and your vote is critical.

One of our proposals on the ballot this year is Proposal IV, the proposal to approve an amendment and restatement of our Second Amended and Restated Certificate of Incorporation (our “existing charter”) to eliminate the supermajority voting provisions contained in the existing charter and replace them with a majority voting standard.

We recommend stockholders vote “FOR” Proposal IV.  To assist our stockholders in their consideration of this important proposal, we are reaching out to provide additional context.

Background of the Amendment to Eliminate the Supermajority Voting Requirements

Our existing charter contains a provision that requires the affirmative vote of 66-2/3% of our outstanding voting stock to approve any (i) merger or consolidation of the company with or into any other corporation, (ii) sale, lease, exchange or other disposition of all or substantially all of the assets of the company to or with any other corporation, person or other entity, (iii) dissolution of the company or (iv) amendment of our existing charter (collectively, the “Supermajority Voting Requirements”).  If Proposal IV is approved by stockholders at our annual meeting, Article XI of our existing charter would be amended (as amended and restated, the “Third Amended and Restated Certificate of Incorporation”) to eliminate the Supermajority Voting Requirements, and such matters, except in accordance with applicable law, would be approved by a majority of our outstanding voting stock.

Considerations for Stockholders Regarding the Amendment to Eliminate the Supermajority Voting Requirements

Our board of directors, upon the recommendation of its Nominating/Corporate Governance Committee, determined that the Third Amended and Restated Certificate of Incorporation (including the amendment to eliminate the Supermajority Voting Requirements) is advisable and in the best interests of our company and our stockholders. Our board of directors approved the Third Amended and Restated Certificate of Incorporation (including the amendment to eliminate the Supermajority Voting Requirements), subject to stockholder approval.

Our board considered the following key reasons in approving the amendment to eliminate the Supermajority Voting Requirements:

●	Consistent with the other voting standard changes that ArcBest Corporation has implemented in its Eighth Amended and Restated Bylaws (the “Bylaws”), including the adoption of a majority voting standard for uncontested director elections and the majority voting standard for stockholders to amend our Bylaws, the proposed change to eliminate the Supermajority Voting Requirements in our existing charter enhances our company’s governance profile and aligns our voting standards with those of a majority of S&P 500 companies.

●	After considering the advantages and disadvantages of retaining the Supermajority Voting Requirements and discussing the requirements with our stockholders, outside experts and advisors, our board determined that elimination of the Supermajority Voting Requirements could increase our board’s accountability to stockholders and provide our stockholders greater ability to participate in the corporate governance of our company.

●	Many stockholders consider the elimination of the Supermajority Voting Requirements as consistent with principles of good corporate governance because the requirement of a supermajority vote can limit the ability of stockholders to effect change by essentially providing a veto to a large minority stockholder or group of stockholders.

●	Our board also considered that it will continue to uphold its fiduciary responsibility in thoroughly evaluating all potential avenues for stockholder value creation, including potential mergers or major acquisitions.

Please Vote Today

On behalf of our board, our management team thanks you for your attention to and consideration of Proposal IV. Our board strongly believes that approval of the amendment to eliminate the Supermajority Voting Requirements is in the best interests of our company and our stockholders and continues to recommend you cast your vote “FOR” Proposal IV. We respectfully urge you to consider the foregoing context, as well as the reasons articulated in our 2024 definitive proxy statement, as you cast your vote.

If you have already returned your proxy card or voting instruction form or provided voting instructions, you may change your vote. Should you have any questions or need any assistance in submitting your proxy card to vote your shares, please call our proxy solicitor, Alliance Advisors LLC, at 1-833-670-0698.

Sincerely,

/s/ Michael R. Johns

Michael R. Johns

Chief Legal Officer and Corporate Secretary